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                       Securities and Exchange Commission
                              Washington, DC 20549





                                    FORM 8-K

                                 Current Report





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





        Date of Report (Date of earliest event reported) - June 13, 1997




                         Minnesota Power & Light Company

                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641

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Item 5.  Other Events.

FPSC Refund Order in Connection with 1991 Rate Case.
     On June 17, 1997 the Florida First District Court of Appeals (Court of Appeals) filed a decision reversing the Florida Public Service Commission's
(FPSC) August 1996 order (Refund Order) which directed Florida Water Services Corporation (Florida Water) to refund approximately $15 million, which includes interest, to customers who paid more since October 1993 under uniform rates than they would have paid under stand-alone rates. The Refund Order did not permit Florida Water to surcharge those customers who paid less under uniform rates. With "uniform rates," all customers in the uniform rate areas pay the same rates for water and wastewater services. Uniform rates are an alternative to "stand-alone" rates which are calculated based on the cost of serving each service area. No provision for refund was or has been recorded in connection with the $15 million refund.
     The Court of Appeals determined that the FPSC's order directing the refund without permitting a related surcharge was not permissible because it did not comport with principles of equity or with existing Florida Supreme Court precedent. The Court of Appeals remanded the matter back to the FPSC for reconsideration, and directed the FPSC to consider requests for intervention from the various customer groups impacted by any potential surcharges. Parties to the appeal may request a rehearing of the Court of Appeals' June 17, 1997 decision or petition for review by the Florida Supreme Court.

Florida Water's 1995 Rate Case.
     Effective  June  13,  1997  Florida  Water  began  collecting  pre-existing
Allowance for Funds Prudently Invested (AFPI) charges, pending appeal and subject to refund. AFPI represents the accrued carrying cost of non-used and useful property excluded from rate base and is collected as a one-time charge to certain new water and wastewater customers.
     The recovery of AFPI charges at certain Florida Water's service areas was reduced or eliminated in the FPSC's October 1996 final order issued in connection with Florida Water's 1995 rate case. In April 1997 the FPSC, acting on Florida Water's motion, allowed recovery of pre-existing AFPI charges for these service areas, subject to refund with interest in the event of an adverse court ruling in the appeal of the 1995 rate case. Florida Water estimates approximately $1 million, on an annual basis, will be collected and accounted for as deferred revenue pending results of the appeal. The appeal process may take as long as two years.

Hernando County Rates.
     On April 14, 1997 Florida Water filed for a rate change with the Hernando County Board of Commissioners. Florida Water filed for an annual interim rate reduction of $258,780 (-3.3 percent) and a final rate increase of $123,897 (1.6 percent). On June 14, 1997 the final rate increase Florida Water requested became effective automatically by operation of law because Hernando County failed to take action on the rates within the prescribed statutory period. The rate increase is subject to refund.

     On June 17, 1997 Hernando County voted to issue a cease and desist order, and to file a circuit court action against Florida Water seeking to enjoin the implementation of the rate increase. The Company believes Hernando County's actions are not supported by Florida law. The Company is unable to predict the outcome of this matter.

                    ----------------------------------------

     Florida Water, a wholly owned subsidiary of Minnesota Power & Light Company (Minnesota Power), is the largest investor owned water supplier in Florida providing water to 120,000 customers and wastewater treatment services to 55,000 customers. Minnesota Power is a diversified utility company with corporate headquarters in Minnesota.

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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                              Minnesota Power & Light Company
                                            -----------------------------------
                                                       (Registrant)





June 23, 1997                                          D. G. Gartzke
                                            -----------------------------------
                                                       D. G. Gartzke
                                              Senior Vice President - Finance
                                                and Chief Financial Officer




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